Exhibit (1)(2)

One International Place, 40th Floor 100 Oliver Street Boston, MA 02110-2605 +1 617 728 7100 Main +1 617 426 6567 Fax www.dechert.com

November 13, 2018

WhiteHorse Finance, Inc.

1450 Brickell Avenue, 31st Floor

Miami, FL 33131

Re:        Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to WhiteHorse Finance, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form N-2 (Registration Statement No. 333-217093) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), and under the Investment Company Act of 1940, as amended (the “Investment Company Act”), with the Securities and Exchange Commission (the “Commission”) on October 22, 2018 (the registration statement at the time when it became effective most recently on October 23, 2018, including the prospectus and information deemed to be part thereof at the time of effectiveness pursuant to Rule 430C and Rule 497 of the Commission under the Securities Act, being hereinafter referred to as the “Registration Statement”), and the final prospectus supplement dated November 8, 2018 (including the base prospectus filed therewith, the “Prospectus Supplement”), relating to the proposed issuance by the Company of up to $37,950,000 aggregate principal amount of 6.50% notes due 2025 (the “Notes”), including up to $4,950,000 that may be sold pursuant the underwriters’ overallotment option, to be sold to underwriters pursuant to an underwriting agreement dated November 8, 2018 (the “Underwriting Agreement”), by and among the Company, H.I.G. WhiteHorse Advisers, LLC, H.I.G. WhiteHorse Administration, LLC and Ladenburg Thalmann & Co. Inc., as representative of the several underwriters set forth on Schedule I therein. This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act, and no opinion is expressed herein as to any matter other than the legality of the Indenture (as defined below) and the Notes.

The Notes have been issued pursuant to the indenture dated as of November 13, 2018 (the “Base Indenture”), between the Company and American Stock Transfer & Trust Company, LLC, trustee (the “Trustee”), as supplemented by the first supplemental indenture dated as of November 13, 2018 (the “Supplemental Indenture” and, together with Base Indenture, the “Indenture”), between the Company and the Trustee.

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In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(i)	the Registration Statement;

(ii)	the Prospectus Supplement;

(iii)	the Underwriting Agreement;

(iv)	the Base Indenture;

(v)	the Supplemental Indenture;

(vi)	a specimen copy of the form of the Notes to be issued pursuant to the Indenture;

(vii)	the Certificate of Incorporation of the Company, as amended to date;

(viii)	the Amended and Restated Bylaws of the Company;

(ix)	a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware as of a recent date; and

(x)	resolutions of the board of directors of the Company, or a duly authorized committee thereof, relating to, among other things, the authorization and issuance of the Notes.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of officers, directors, employees and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Company).

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that:

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1.	The Base Indenture has been duly authorized, executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.	The Supplemental Indenture has been duly authorized, executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.	When duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and delivered to the underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, the Notes will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth herein are subject to the following assumptions and qualifications being true and correct at or before the issuance of the Notes:

(i)	the Base Indenture, the Supplemental Indenture and the Notes have been duly authorized, executed and delivered by each party thereto (other than the Company);

(ii)	the terms of the Notes as established comply with the requirements of the Investment Company Act; and

(iii)	the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof.

The opinions set forth herein as to enforceability of obligations of the Company are subject to: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereinafter in effect affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court or other body before which any proceeding may be brought; (ii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iii) an implied covenant of good faith and fair dealing.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

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The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. We are members of the bar of the State of New York.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP